Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1 of our audit report dated February 23, 2026, with respect to the balance sheet of Dune Acquisition Corp. III as of December 31, 2025, and the related statements of operations, changes in shareholder’s deficit, and cash flows for the period from September 22, 2025 (inception) to December 31, 2025, and the related notes to the financial statements. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to Dune Acquisition Corp. III’s ability to continue as a going concern.

We also consent to the reference to our firm under the heading “Experts” in such registration statement.

/s/ Fruci & Associates II, PLLC

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

February 23, 2026